Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771 and 333-132769 on Form S-8 of our report dated February 28, 2008, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years ended December 31, 2007 and 2006 and the period January 14, 2005 (inception) through December 31, 2005, our report dated October 6, 2005, with respect to the consolidated statements of operations, cash flows, and shareholder’s equity (deficit) of NTELOS Inc. and subsidiaries for the period January 1, 2005 through May 1, 2005 and our report dated February 28, 2008 on NTELOS Holdings Corp.’s effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 annual report on Form 10-K of NTELOS Holdings Corp.

The report for NTELOS Holdings Corp. contains an additional explanatory paragraph which refers to a change in accounting for uncertain income tax positions in 2007 and a change in the method of accounting for share-based payment and defined benefit pension and other postretirement plans in 2006.

/s/ KPMG LLP

Richmond, Virginia
February 28, 2008